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EXHIBIT 3.2
                            FORM 21
                         (Section 371)

                  PROVINCE OF BRITISH COLUMBIA

                          COMPANY ACT

                       SPECIAL RESOLUTION

The following special resolutions were passed by the undermentioned Company on the date stated:

Name of Company:         OBERG INDUSTRIES LTD.

Date resolution passed:  April 30, 1990

Resolution:

(a)  the name of the Company be changed to "CONSOLIDATED OBERG
     INDUSTRIES LTD." . . .

(b) the authorized share capital of the Company be altered by consolidating all of the 25,000,000 shares without par value into 5,000,000 shares without par value, every five of such shares being consolidated into one share;

(c) the authorized capital of the Company be increased from 5,000,000 shares without par value to 25,000,000 shares without par value;

(d) the Memorandum of the Company be altered to reflect the consolidation of share capital and change of name of the Company, so that it shall be in the form set out in Schedule
     "A" to this resolution.

CERTIFIED a true copy this 16th day of July, 1990.

/s/ illegible
Solicitor

                          SCHEDULE "A"

                       FORM 1 (Section 5)

                          COMPANY ACT

                       ALTERED MEMORANDUM
    (As altered by Special Resolution dated April 30, 1990)

1.   The name of the Company is "CONSOLIDATED OBERG INDUSTRIES
     LTD.:

2. The authorized capital of the Company consists of 25,000,000 shares without par value